As filed with the Securities and Exchange Commission on May 29, 2002

                                                              File No. 811-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                  Pioneer Small Cap Growth Fund

Address of Principal Business Office (No. & Street, City, State, ZIP Code):

                         60 State Street
                         Boston, Massachusetts 02109

Telephone Number (including area code):  (617) 742-7825

Name and address of agent for service of process:

                         Joseph P. Barri, Esq.
                         Hale and Dorr LLP
                         60 State Street
                         Boston, Massachusetts 02109

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES      |X|                                NO | |

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts on the 29th day of May, 2002.

Attest:                                  PIONEER SMALL CAP GROWTH FUND



/s/ Dorothy E. Bourassa                   /s/ Daniel T. Geraci
Dorothy E. Bourassa                       Daniel T. Geraci
Assistant Secretary                       Trustee and Executive Vice President